China VoIP & Digital Telecom Inc. Subsidiary Awarded the Exclusive Sponsorship in the International Robot Open

2007 Yinquan Cup Robot Match of China & RoboCup China Open to Celebrate

Jinan, China- (Market wire) - September 28, 2007- Jinan Yinquan Technology Co.,Ltd,, the wholly subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT), today announced that it has been elected as the exclusive naming sponsor of 2007 Yinquan Cup Robot Match of China & RoboCup China Open, which will be held in Jinan, Shandong province since October 26 to 28.

Robot Match of China is sponsored by the Institute of Automation Robot Competition Commission of China and the High-tech Research and Development Centers of Ministry of Science and Technology. It is a national science and technology competition targeting the universities, research institutes, and it is the only authorized international robot match held in China by RoboCup and FIRA, the two major robot competition organizations.  RoboCup originated in Japan, it is the International Robot Organization that combined the artificial intelligence of the computer with the football and further investigated. There are five major international Opens: Japan Open, United States Open, German Open, Australian Open and China Open .RoboCup together with FIRA Cup are known as the “World Cup “of robot football. Currently, more than 80 renowned universities and research institutes are participating it. These participants are from the United States, Britain, Germany, Japan, China as well as other countries.

“As an international competition, RoboCup plays a very significant role in promoting the development of robot in China. It’s our great honor as the exclusive naming sponsor of RoboCup China Open,” said Li, Kunwu, CEO of China VoIP & Digital Telecom Inc., “On the other hand, our company may obtain a good opportunity to advertise through 2007 Yinquan Cup Robot Match of China. We wish 2007Yinquan Cup Robot Match of China & RoboCup China Open a big success.”

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd. Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com

Safe Harbor Statement

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Contact:

Michelle Wong

86-531-87027114

michellewong@yinquan.cn